                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995 (the "reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. United Medicorp, Inc., including its wholly owned subsidiaries United MoneyCorp, Inc, ("UMY") and Allied Health Options, Inc. ("AHO"), hereinafter collectively referred at as "UMC" or the "Company," intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of UMC. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, UMC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         UMC provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include, but are not limited to:

CUSTOMER CONCENTRATION RISK

         A substantial portion of the Company's historical and current revenues and cash flows are generated from numerous services provided to various departments of two major customers, one of which was terminated effective May 4, 1999. In the current quarter, these two customers accounted for 77% and 11% of total revenue, excluding AHO revenues, and 59% and 9% of total revenue including AHO revenues. If the Company is unable to retain its remaning significant customer, or if there is a significant decrease in the amount of claims and accounts placed with the Company, the Company will be required to adopt substantially different strategies than those in the existing business plan or could possibly become insolvent. These strategies may include, but are not limited to, actions such as reducing management and line employee headcount, selling assets, restructuring existing financial obligations or seeking additional debt or equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

         AHO revenues in the current quarter accounted for 23% of total revenue of which 52% was provided through Medicare claims. Until such time as significant issues confronting AHO are resolved, AHO management does not believe that it can accurately project future AHO revenues and further believes that AHO revenue in the current quarter is not necessarily indicative of futuer results.

                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

         The Company continues to pursue new business in order to reduce the customer concentration risk, but there can be no assurance that the Company will be successful in these efforts.

GOODWILL

         Goodwill represents the excess of the cost of the business acquired over the fair value of the net identifiable assets acquired. Goodwill may be adjusted for up to twelve months following the acquisition for changes in the balance of net assets acquired. Generally Accepted Accounting Principles requires goodwill to be amortized over the period benefited.

         As of March 31, 1999, the Company's balance sheet included unamortized goodwill of $1,439,481 associated with the acquisition of AHO. Goodwill accounts for 52% and 219% of the Company's total assets and stockholder's equity, respectively. The current annual amortization rate on goodwill is $73,500.

         The Company amortizes goodwill and the Medicare provider numbers over a period of twenty years based primarily on anticipated net cash flows of AHO as well as taking into consideration the impact of the home office costs allocation from UMC to AHO.

         Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that an entity review long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Should future events or changes in circumstances indicate that the carry amount of goodwill and the Medicare provider numbers may not be recoverable, and should projected undiscounted cash flows decrease to one dollar below the carry value of goodwill, the Company would be required to record a non-cash impairment charge. For goodwill, this charge would most likely be measured as the difference between the then current carrying value and discounted future cash flows. There can be no assurance that there will not be future events or changes in circumstance that would require a review of the recoverability of goodwill and that such a review would not have a material adverse effect on the Compnay.

         Management has determined that an accurate assessment of the estimated future cash flows related to goodwill cannot be determined due to the uncertainty of the future net cash flow related to the Medicare settlement reserve as more fully explained below. Management is of the opinion that until the uncertainties imbedded in the Medicare settlement reserve are resolved or more clearly defined, a meaningful impairment assessment of goodwill cannot be completed. It is anticipated that significant clarification will be provided thereby allowing for the completion of a meaningful net cash flow projection upon completion of the audit by the fiscal intermediary of the 1996 and 1997 Alabama Medicare cost reports which is currently in progress.

                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

MEDICARE SETTLEMENT RESERVE

         AHO's Medicare cost reports have not yet been audited by the Medicare fiscal intermediaries for the years ended December 31, 1998, 1997 or 1996. An audit of the 1997 and 1996 Alabama cost reports is currently in process. A desk review of the 1996 Florida cost report is scheduled to begin on May 17, 1999. The 1997 and 1996 cost reports were prepared with unaudited financial information. The 1998 cost reports will be prepared using information obtained from audited financial statements and will be filed no later than June 30, 1999, as required. AHO has recorded certain reserves based on assumptions that may or may not ultimately prove to be correct. The accuracy of these assumptions will not be known until completion of the aforementioned audits. At March 31, 1999, the current portion of the Medicare settlement reserve totaled $747,000 and is comprised principally of:

  $383,000  reserve related to the 1997 and 1996 Medicare reimbursable bad debt logs,
   185,000  reserve related to the estimated 1998 interim reimbursement,
   (65,000) reserve related to the estimated year-to-date 1999 interim reimbursement,
   168,000  industry norm general reserve, and
    76,000  reserve for estimates representing possible differences between the unaudited financial information used to complete the 1997 and 1996 cost reports as compared to the subsequently audited financial statements for the two years ended December 31, 1998.
  --------
  $747,000
  --------
  --------


         Should the results of the audited 1997 and 1996 Alabama cost reports and the 1996 Florida desk review confirm all of the assumptions underlying the Medicare settlement reserve and if AHO is required to liquidate this reserve within thirty days of receipt of the Notice of Program Reimbursement (the formal notification of settlement after the audit is complete), AHO currently projects that it is likely that it will not have sufficient cash or sources of cash to liquidate this liability. As a result, AHO will be forced to file for bankruptcy protection, and UMC would record a loss for unrecoverable inter-company loans with AHO. At March 31, 1999, the intercompnay balance totaled $890,000. No liabilty has been recorded for this contingent loss due to the uncertainty of occurrence.

         In the event AHO files for bankruptcy protection, management believes that most of the goodwill on the Company's balance sheet ($1,421,105 at March 31, 1999) will be offset by liabilities of AHO, and that the charge to earnings for the remaining goodwill would not be material. It is UMC's opinion, supported by the opinion of legal counsel, that the liabilities of AHO, including the Medicare settlement reserve, do not ascend to UMC. Therefore, management believes UMC will continue as a going concern regardless of the status of AHO.

         To the extent that the results of the aforementioned audit do not confirm all of the assumptions underlying the Medicare settlement reserve, the extent of the possible cash requirement to liquidate this reserve falls within the range of $0 to $747,000. Until such time as the assumptions underlying the Medicare settlement reserve are confirmed or denied, AHO cannot project the 1999 cash requirements with respect to this reserve.

                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

         AHO is vigorously pursuing the following potential sources which could provide up to $846,000 of cash:

  $319,000  related to completion of the 1997 and 1996 Alabama and Florida reimbursable bad debt logs to be resubmitted,
   247,000  related to completion of the 1998 reimbursable bad debt logs,
   146,000  related to 1998 BHM denied Medicare claims under appeal, and
   134,000  outstanding outpatient claims not yet billed.
  --------
  $846,000
  --------
  --------

         There can be no assurance that AHO will be successful in generating cash from these sources or that this cash can be generated in a timely manner. These sources of cash are considered to be "gain" contingencies at March 31, 1999 and therefore, they are not recorded in the Company's financial statements.

ASCENDING LIABILITY TO A PARENT CORPORATION FOR THE OBLIGATIONS OF ITS WHOLLY OWNED MEDICARE CERTIFIED SUBSIDIARY

         It is UMC's opinion, supported by the opinion of legal counsel, that the liabilities of AHO, including the Medicare settlement reserve, do not ascend to UMC as the soul shareholder of AHO. This opinion is based on managements' assertion that it has maintained appropriate organizational and operational segregation and control in order to preserve the corporate integrity and separateness of UMC and AHO. It is managements' opinion that the corporate veil of AHO is in tack and will provide adequate protection of UMC as the soul shareholder of AHO should it become necessary for AHO to seek bankruptcy protection in the future. Any failure with respect to preserving or defending the corporate veil of AHO could have a material adverse effect on UMC.

KEY MANAGEMENT AND BOARD OF DIRECTORS

         The Company's success in general and its continued ability to grow its operations and increase its shareholder value, is heavily dependent upon, among other things, the continued contributions of the Company's senior management and members of the Board of Directors. The loss of services of any single member of senior management or of the Board of Directors could have a material adverse effect on the Company's business.

ON-GOING MANAGEMENT INITIATIVES

          After reporting losses in each year since inception in 1989, due to certain on-going management initiatives, the Company reported a profit in each of the three years ended December 31, 1998. In addition to the risks associated with any entity that has recorded substantial losses in prior periods, the Company faces several challenges in order to continue to be profitable in the future. These challenges include, but are not limited to:
(i) successfully integrating AHO into UMC, (ii) developing and implementing initiatives to reduce costs and enhance efficiencies, (iii) executing service agreements with new customers, (iv) exploring and exploiting fragmented market niches, and (v) recruiting, hiring and retaining key management employees. There can be no assurance that the Company will successfully

                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

meet these or other operating challenges. Any failure with respect to the foregoing could have a material adverse effect on UMC.

CREDIT AVAILABILITY

         The Company currently leases its AS/400 computer and certain other office equipment under long-term lease agreements. Management anticipates that additional lease financing may be required to meet the future needs of the Company. Should the Company not be able to secure lease financing or other similar forms of credit at terms and conditions that are acceptable to the Company, alternative strategies to fund equipment may be required. There can be no assurance that any of these strategies could be effected on satisfactory terms.

         The Company has an available line of credit under a secured credit facility (the "Credit Facility"). The maximum amount of borrowing available under the Credit Facility (the "Borrowing Base") is equal to the lesser of $400,000 or 80% of trade accounts receivable aged less than 90 days. The Credit Facility matures on December 11, 1999. The terms of the Credit Facility are such that the Company could be deemed, from time to time, to be in default due to a number of factors including, but not limited to: a.) a material adverse change in the Company's financial condition or if the lender believes the prospect of payment or performance of the Credit Facility is impaired and, b.) the lender in good faith deems itself insecure based on a change in the financial position of the Company. Upon default, the lender may declare the entire outstanding balance of the Credit Facility, plus accrued and unpaid interest, to be immediately due and payable. There can be no assurance that the Company will be able to prevent the aforementioned events of default from occurring. Any failure to prevent default could have a material adverse effect on UMC.

YEAR 2000

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send and receive electronic data, or engage in similar normal business activities.

         The Company has initiated communications with significant customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. There can be no guarantee that the systems of other companies on which the Company relies for the transmission of claims data will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

         The Company has considered its interdependence of computer systems with its significant customers and third party payors including the Healthcare Financing Administration ("HCFA") (collectively the "Significant Third Parties") to determine the extent to which the Company is vulnerable to those Significant Third Parties' failure to remediate their own Year 2000 issues.

                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

Management considers the vulnerability of the failure of Significant Third Parties to remediate their own Year 2000 issues to be the greatest Year 2000 risk facing the Company. There can be no guarantee that the systems of Significant Third Parties which the Company's customers rely upon for a portion of their claim payments and which the Company relies upon for the transmission of claims and account data will be timely converted. Failure of a Significant Third Party to convert its computer systems, or a conversion that is incompatible with the Company's systems, would more likely than not, have a material adverse effect on the Company. Currently, the Company has not developed a contingency plan to address this scenario. Should management become aware of information that indicates that a Significant Third Party more likely than not will not be Year 2000 compliant, a contingency plan will be developed.

TECHNOLOGICAL ADVANCES

         Rapid technological change is inherent in the industry in which UMC competes. UMC's success will depend in part upon its continued ability to enhance its existing technology supporting billing, accounts receivable management and collection agency services quickly and cost-effectively to meet evolving customer needs and respond to emerging industry standards and other technological changes. There can be no assurance that UMC will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of UMC will not develop a technological advantage, or that any such technological advantage will not have a material adverse effect upon the operating results of UMC.

COMPETITION

         The business of medical insurance claims processing, accounts receivable management and collections agency services is highly competitive. UMC competes with certain national and regional electronic claims processing companies, claims collection companies, claims management companies, factoring and financing firms, software vendors and traditional in-house claims processing and collections departments of hospitals and other healthcare providers. Many competitors of UMC are several times larger than the Company and could, if they chose to enter the market for the Company's line of services, devote resources and capital to the market that are much greater than those which the Company currently has available or may have available in the future. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon the Company.

INDUSTRY AND MARKET CHANGES

         Potential industry and market changes that could adversely affect the billing and collection aspects of UMC include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes, (ii) new alliances between healthcare providers and reduction of central business offices, and (iii) continued cost containment measures employed by healthcare providers as healthcare expenditures have grown as a percentage of the U.S. Gross National Product. There can be no assurance that potential industry and market changes will not have a material adverse effect on UMC.

                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

COMMUNITY MENTAL HEALTH CENTER ("CMHC") REGULATORY ENVIRONMENT

         On September 29, 1998, The Department of Health and Human Services ("HHS") announced new actions to ensure that Medicare beneficiaries with acute mental illness obtain quality treatment in Community Mental Health Centers ("CMHCs") such as those operated by AHO, and that Medicare pay appropriately for such services. As part of a comprehensive action plan, The Department of Health and Human Services' ("HHS") Health Care Financing Administration ("HCFA") has initiated termination actions against CMHCs that appear unable to provide Medicare's legally required core services, and will require others to come into compliance. HCFA will demand repayment of money paid inappropriately for non-covered services or ineligible beneficiaries. Twenty non-compliance notices have been issued, with an estimated 80 notices to be sent by early 1999. Management is not aware of any material non-compliance issue nor has management received any indication from HCFA regarding the possible termination of any of AHO's CMHCs.

         In addition, HCFA plans a number of long-term reforms. These efforts include a new payment system for partial hospitalization that encourages efficiency and eliminates financial incentives for abuse and a joint review of the partial hospitalization benefit with the HHS Inspector General. HCFA also will increase its review of partial hospitalization claims from CMHCs to ensure Medicare pays only for appropriate services to qualified beneficiaries. The financial impact of these long-term reforms cannot currently be estimated. There can be no assurance that long-term reforms made by HCFA to the partial hospitalization program will not have a material adverse effect on AHO.

GOVERNMENTAL INVESTIGATIVE RESOURCES AND HEALTHCARE REFORM

         The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possible fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

         In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

         In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. Both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change the funding mechanisms and other aspects of both programs. In late 1995, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes to Medicare and Medicaid programs. The Clinton Administration has proposed alternate measures to reduce, to a lesser extent, projected increases in Medicare and Medicaid expenditures. Neither proposal has become law. Should measures such as these become law, there can be no assurance that these changes will not have a material adverse effect on UMC.

                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

EXISTING GOVERNMENT REGULATION

         Existing government regulations can adversely affect UMC's business through, among other things, its potential to reduce the amount of reimbursement received by UMC's customers upon which UMC's billing and collection fees are based, as well as received directly CMHC services. UMC's billing and collections activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

         Submission of claims for services that were not provided as claimed, or which violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. Such actions have increased significantly in recent years and has increased the risk that a company engaged in the healthcare industry, such as UMC and its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claim action, may be subjected to government investigation and possible criminal fines, may be sued by private payors and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Any such proceedings or investigation could have a material adverse effect on UMC.

         Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by collection agencies. Various states have also promulgated laws and regulations that govern credit collection practices.

         There can be no assurance that current or future government regulations or current or future healthcare reform measures will not have a material adverse effect on UMC.